Exhibit 99.1
February 23, 2006
Mr. Daniel Plumly Esq.
Chairman, Ohio Legacy Corp
c/o Critchfield, Critchfield & Johnston
P.O. Box 486
Wooster, Ohio 44691
Dear Mr. Plumly,
Please accept this letter as my resignation from the Board of Directors of Ohio Legacy Corp, the Corporate Governance and Nominating Committee, the Audit and Compliance Committee, the Compensation Committee and the Board of Directors of Ohio Legacy Bank NA.
My resignation comes after much thought and consideration having come to the conclusion that the organization is reticent to deal with challenging internal issues. Over the past few years the company has spent an inordinate amount of time and human resources on non-core matters while failing to achieve budgeted objectives. While the failure to achieve budgeted objectives could come from neglect or inability to perform, I feel that a lack of focus on goals and objectives coupled with a degree of disregard for some policies and codes have contributed to the organizations lack of success.
The company must recognize management failures and accountability for those failures cease imprudent capital allocations and diligently strive to comply with policy and code.
Sincerely
/s/ Michael D. Meenan
Michael D. Meenan

cc	Mr. Michael Kramer
President and CEO Ohio Legacy Bank NA
PO Box 959 Wooster, OH 44691